Exhibit 6(t) (ii)

                        COLLEGE RETIREMENT EQUITIES FUND
                                     (CREF)
                 730 THIRD AVENUE, NEW YORK, NEW YORK 10017-3206

Endorsement to your CREF Supplemental Retirement Unit-Annuity Certificate

                          Effective Date: [May 1, 1997]

This endorsement is part of your agreement with CREF, which also includes any prior endorsements. Please read this endorsement, then attach it to your certificate.

The purpose of this endorsement is to introduce a new CREF Account, and to make changes to the latest Annuity Starting Date and Premium Amount provisions, as required by federal legislation enacted in 1996. We have also added a provision describing tax-free rollovers and clarified the provisions on transfers within the TIAA-CREF system.

From now on, unless we indicate otherwise, any references in your certificate to the term "transfer" should be understood to refer to the term "Internal Transfer" described below.

THE ACCOUNTS PROVISION IS MODIFIED BY ADDING THE INFLATION-LINKED BOND ACCOUNT AS FOLLOWS:

     ACCOUNTS. CREF maintains the following eight investment Accounts, each with its own distinct investment portfolio:

          The CREF STOCK ACCOUNT maintains a broadly diversified portfolio consisting primarily of common stocks.

          The CREF MONEY MARKET ACCOUNT maintains a portfolio consisting primarily of short-term debt securities and money market instruments.

          The CREF BOND MARKET ACCOUNT maintains a portfolio consisting primarily of investment grade fixed income securities.

          The CREF SOCIAL CHOICE ACCOUNT maintains a portfolio consisting of common stocks, investment grade fixed income securities and short-term debt securities.

          The CREF GLOBAL EQUITIES ACCOUNT maintains a broadly diversified portfolio consisting primarily of foreign and domestic common stocks.

          The CREF GROWTH ACCOUNT maintains a portfolio consisting primarily of common stocks that we believe present the opportunity for exceptional growth.

          The CREF EQUITY INDEX ACCOUNT maintains a portfolio
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          consisting primarily of domestic stocks selected to track the overall
          U.S. stock market.

          The CREF INFLATION-LINKED BOND ACCOUNT maintains a portfolio consisting primarily of inflation-indexed bonds issued by the U.S. Government and its agencies, foreign governments and other corporate entities.

     In the future, CREF may establish other Accounts with other investment portfolios.


THE FOLLOWING TERMS ARE ADDED TO THE TERMS USED IN THIS CERTIFICATE:

          Your COMPANION TIAA CONTRACT is the Retirement Annuity contract, if any, issued to you on the same date this certificate was issued. TIAA is a companion organization to CREF.

          Your REQUIRED BEGINNING DATE is the latest date on which you can begin to receive your Accumulation in accordance with the minimum distribution rules of the IRC, without being subject to a federal excise tax. Generally, it is the April 1 following the calendar year in which you attain 70 1/2 or, if later, the April 1 following the calendar year in which you retire.


THE TERM TRANSFERS IS REPLACED WITH THE FOLLOWING:

          An INTERNAL TRANSFER is the movement of accumulations between the CREF Accounts, or between this certificate and your Companion TIAA Contract. The provisions on Internal Transfers are set forth below.

THE FIRST SENTENCE OF THE GENERAL DESCRIPTION AND THE CERTIFICATE PROVISION ARE MODIFIED BY THE FOLLOWING:

          All premiums for this certificate must be remitted under the terms of a plan that qualifies under Section 403(b) of the Internal Revenue Code of 1986 as amended or hereafter amended.

THE PREMIUM AMOUNT PROVISION IS MODIFIED BY ADDING THE FOLLOWING:

          Elective deferral contributions made to your TIAA or CREF contracts or certificates may not exceed the annual limits on elective deferrals described in Section 402(g) of the IRC. CREF will refund the accumulated value of all excess premiums made to this certificate, as required by law.


THE PROVISIONS CONCERNING ANNUITY STARTING DATE, CHANGING YOUR ANNUITY STARTING DATE, AND STARTING YOUR UNIT-ANNUITY INCOME ARE MODIFIED BY THE FOLLOWING:

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          The Annuity Starting Date is the date you exchange Accumulation Units for Annuity Units in order to provide Unit-Annuity payments, or the date you apply your Accumulation Units to a Minimum Distribution Option contract. Any time before your Annuity Starting Date, you may change your Annuity Starting Date to a date after the change, but not later than your Required Beginning Date.

               If the requirements for starting your income have not been completed by the Annuity Starting Date you have chosen, the Annuity Starting Date will be deferred to a date after these requirements have been completed or, if earlier, to your Required Beginning Date.

THE TRANSFERS PROVISION IS REPLACED WITH THE FOLLOWING:

            INTERNAL TRANSFERS. You may transfer some or all of your Accumulation Units from a CREF Account under your certificate to purchase Accumulation Units in one of the other CREF Accounts under your certificate, or to your Companion TIAA Contract. Any Internal Transfer to TIAA is subject to the terms of your Companion TIAA Contract. CREF may limit Internal Transfers from each Account to not more than one in each calendar quarter.

               You may transfer your entire Accumulation in an Account, or any part thereof not less than $1,000.

               An Internal Transfer will be effective as of the end of the Business Day in which CREF receives, in a form acceptable to CREF your request for an Internal Transfer.You may defer the effective date of the Internal Transfer until any Valuation Day following the date on which we receive your request. CREF will determine all values as of the end of the effective date. You can't revoke a request for an Internal Transfer after its effective date.

               The number of your Accumulation Units will be reduced by the number of units Transferred. If all of your Accumulation Units under your certificate are withdrawn as an Internal Transfer, all obligations of CREF to you under this certificate are fulfilled.


THE FOLLOWING PROVISION IS ADDED TO THE LUMP-SUM BENEFITS PART:

          DISTRIBUTION OF LUMP-SUM BENEFITS. A Lump-sum Benefit may be paid to:


               A)   you as a cash withdrawal;

               B) another funding vehicle as a direct transfer under the federal tax law; or

               C) a CREF Rollover Individual Retirement Annuity certificate or another funding vehicle as a tax-free rollover as described in the Right to a Tax-Free Rollover provision below.


THE DATE OF SURRENDER OR WITHDRAWAL PROVISION IS REPLACED WITH:

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          A cash surrender or withdrawal will be made as of the end of the
          Business Day on which we receive, in a form acceptable to CREF, your request for a Lump-sum Benefit and, if your Accumulation is subject to the ERISA requirements described in your certificate, a Waiver of Spouse's Rights or proof that you are not married.

               You may choose to defer the effective date of the Lump-sum Benefit until any Valuation Day following the date on which we receive the above requirements, and all values will be determined as of the end of such effective date.


THE FOLLOWING PROVISION IS ADDED TO THE GENERAL PROVISIONS:

          RIGHT TO A TAX-FREE ROLLOVER. If you (or your surviving spouse or alternate payee under a qualified domestic relations order) receive a distribution from your certificate which qualifies as an eligible rollover distribution under IRC Section 402(c)(4), you (or your surviving spouse or alternate payee under a qualified domestic relations order) may elect to have any portion of it paid as a direct rollover to an eligible retirement plan, as described below.

          An eligible retirement plan is:

               A)   an individual retirement account or annuity described in IRC
                    Section 408; or

               B) another tax deferred annuity plan, described in IRC Section 403(b), that accepts the eligible rollover distribution.


          An eligible retirement plan for a surviving spouse is only an individual retirement account or annuity described in IRC Section 408.


                                                                    Chairman and
                                                         Chief Executive Officer


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